Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 (No. 333-134103) of our report dated March 21, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Leap Wireless International, Inc., and our report dated May 16, 2005 relating to the financial statements of Leap Wireless International, Inc. which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.
PricewaterhouseCoopers LLP
San Diego, California
August 4, 2006